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                                                                    EXHIBIT 99.2



                PROTEIN DESIGN LABS ENTERS INTO SECOND ANTIBODY
                        HUMANIZATION AGREEMENT WITH LILLY

     Fremont, CA, September 18, 2000 -- Protein Design Labs, Inc. (PDL) (Nasdaq:
PDLI) today announced that it has signed a second antibody humanization agreement with Eli Lilly and Company (Lilly). Under the agreement, PDL will humanize one or more murine antibodies directed to a single target.

     PDL will receive a non-refundable, non-creditable upfront signing fee of $1.36 million, milestone payments upon the achievement of specified objectives, annual maintenance fees and royalties on sales of the humanized antibody. PDL recognizes upfront fees from humanization contracts over the period in which the work is conducted.

     "This is the third humanization agreement which PDL has entered into this year," said Robert L. Kirkman, M.D., Vice President, Business Development and Corporate Communications. "In addition, PDL has already entered into patent or patent rights agreements in 2000 covering up to nine humanized antibodies. We believe this continued flow of new agreements further validates PDL's humanization technology." PDL receives royalties from sales of the four humanized antibody products that are currently marketed. Forty additional humanized antibodies are in clinical trials.

     Protein Design Labs, Inc., is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer. PDL holds fundamental patents in the U.S., Europe and Japan for its antibody humanization technology. Further information on PDL is available through the company's website at www.pdl.com.

Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc.